SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                           (Amendment No._________)*


                               Poker Magic, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  73086A 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2011
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check  the  appropriate  box  to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  73086A 10 1                13G                     Page 2 of 5 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS


         Amit Sela
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


         USA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           633,333
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         633,333
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     633,333 SHARES
________________________________________________________________________________
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________

CUSIP No.  73086A 10 1                13G                     Page 3 of 5 Pages
________________________________________________________________________________
Item 1(a).  Name of Issuer:

Poker Magic, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

130 Lake Street West, Suite 300, Wayzata, MN 55391
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

Amit Sela
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if none, Residence:

2341 Cherrywood Road, Minnetonka, MN 55305
________________________________________________________________________________
Item 2(c).  Citizenship:

Mr. Sela is a citizen of the United States.
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:

73086A 10 1
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

       (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

       (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

       (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

       (e)  [_]  An investment adviser in accordance with ss.
                 240.13d-1(b)(1)(ii)(E);

       (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

       (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

       (j)  [_]  A non-U.S. institution in accordance with ss.
                 240.13d-1(b)(1)(ii)(J);

CUSIP No.  73086A 10 1                13G                     Page 4 of 5 Pages
________________________________________________________________________________

       (k)   [_]   Group, in accordance with ' 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with ' 240.13d-1(b)(1)(ii)(J), please specify the type of institution: __________________.

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

          633,333 SHARES
          ______________________________________________________________________

      (b) Percent of class:

          5.5%

          (Based upon 11,480,224 shares outstanding on February 3, 2012 as reported by the Issuer)
          ______________________________________________________________________
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 633,333
                                                          ----------------------
          (ii)  Shared power to vote or to direct the vote: 0
                                                            --------------------

          (iii) Sole power to dispose or to direct the disposition of: 633,333
                                                                       ---------

             (iv)  Shared power to dispose or to direct the disposition of: 0
                                                                            ----
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to the beneficial owner of more than 5 percent of the class of securities, check the following: [_]
_______________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
N/A
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A
________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group.

N/A
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

N/A
________________________________________________________________________________
Item 10.  Certifications.

          (a) Not applicable

CUSIP No.  73086A 10 1                13G                     Page 5 of 5 Pages
________________________________________________________________________________

          (b) Not applicable

          (c) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ss.240.14a-11.


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2012                            /s/    Amit Sela
                                                    ----------------
                                                           Amit Sela